Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement as amended (Form S-3 No. 333-195626) and related Prospectus of Chimerix, Inc. for the registration of up to $200,000,000 of any combination of securities described in the prospectus in one or more offerings and to the incorporation by reference therein of our report dated March 7, 2014 with respect to the financial statements of Chimerix, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina

May 14, 2014